SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 4)

                    Under the Securities Exchange Act of 1934

                          Gametech International, Inc.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                                $0.001 Par Value
                                ----------------
                         (Title of Class of Securities)

                                   36466D-10-2
                                   -----------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.

CUSIP No.: 36466D-10-2

--------------------------------------------------------------------------------
1.    Name of Reporting Persons / I.R.S. Identification No. of Above Persons:

      Keane Capital Management, Inc. / 56-2042379
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      North Carolina
--------------------------------------------------------------------------------
Number of                           5.    Sole Voting Power
Shares
Beneficially                              594,677
Owned by                            --------------------------------------------
Each Reporting                      6.    Shared Voting Power
Person With
                                          - 0 -
                                    --------------------------------------------
                                    7.    Sole Dispositive Power

                                          594,677
                                    --------------------------------------------
                                    8.    Shared Dispositive Power

                                          - 0 -
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      594,677
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      Not applicable
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      5.02%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

      CO
--------------------------------------------------------------------------------

CUSIP No.: 36466D-10-2

Item 1(a) Name of Issuer:

Gametech International, Inc.
--------------------------------------------------------------------------------

Item 1(b) Address of Issuer's Principal Executive Offices:

900 Sandhill Road, Reno, Nevada 89512
--------------------------------------------------------------------------------

Item 2(a) Name of Person Filing:

Keane Capital Management, Inc.
--------------------------------------------------------------------------------

Item 2(b) Address of Principal Business Office or, if none, Residence:

3440 Toringdon Way, Suite 308, Charlotte, North Carolina 28277
--------------------------------------------------------------------------------

Item 2(c) Citizenship:

Keane Capital Management, Inc. is a North Carolina corporation
--------------------------------------------------------------------------------

Item 2(d) Title of Class of Securities:

Common Stock
--------------------------------------------------------------------------------

Item 2(e) CUSIP Number:

36466D-10-2
--------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

      (a)   |_|   Broker or Dealer registered under Section 15 of the Exchange
                  Act;
      (b)   |_|   Bank as defined in section 3(a)(6) of the Exchange Act;
      (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                  Exchange Act;
      (d)   |_|   Investment Company registered under Section 8 of the
                  Investment Company Act;
      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G);
      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;
      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(5)

      Not applicable.

Item 4. Ownership.

      (a)   Amount beneficially owned:

      594,677
      --------------------------------------------------------------------------

      (b)   Percent of Class:

      5.02%
      --------------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  594,677*
                  --------------------------------------------------------------

            (ii)  Shared power to vote or to direct the vote

                  - 0 -
                  --------------------------------------------------------------

            (iii) Sole power to dispose or to direct the disposition of

                  594,677*
                  --------------------------------------------------------------

            (iv)  shared power to dispose or to direct the disposition of

                  - 0 -
                  --------------------------------------------------------------

      * Keane Capital Management, Inc. ("Keane Capital") is the sole general partner of Keen MicroCap Value Fund Limited Partnership ("Keen MicroCap"), Keen Phoenix Fund Limited Partnership ("Keen Phoenix"), and Keen Phoenix Fund II Limited Partnership ("Keen Phoenix II"), each of which is a private investment company. Keen MicroCap is the holder of record of 310,740 shares, Keen Phoenix is the holder of record of 198,975 shares, Keen Phoenix II is the holder of record 84,962 shares. As general partner, Keen Capital holds sole voting and investment power with respect to all portfolio securities held by Keen MicroCap, Keen Phoenix, Keen Phoenix II.

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on the Parent Holding Company or Control Person.

      Not Applicable.

Item 8. Identification and Classification of Members of the Group.

      Not Applicable.

Item 9. Notice of Dissolution of Group.

      Not Applicable.

Item 10. Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006

                                                KEANE CAPITAL MANAGEMENT, INC.


                                                By: /s/ Peter L. Keane
                                                    ----------------------------
                                                    Peter L. Keane
                                                    President